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                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

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
Check the appropriate box:

      [   ]    Preliminary Proxy Statement

      [   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

      [   ]    Definitive Proxy Statement

      [ X ]    Definitive Additional Materials

      [   ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12.
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                               SKYLINE CHILI, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                     --------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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
      [   ]    No fee required.

      [ X ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

               1)   Title of each class of securities to which transaction applies:

                    Common Stock

               2)   Aggregate number of securities to which transaction applies:

                    3,389,173 shares
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[SKYLINE CHILI, INC. LETTERHEAD]


                                                              February 27, 1998


Dear Skyline Chili, Inc. Shareholder:

         You recently received a Proxy Statement dated February 13, 1998 (the "Proxy Statement") in connection with the solicitation by Skyline Chili, Inc.'s ("Skyline" or the "Company") Board of Directors (the "Board") of proxies to be used at a Special Meeting of the Company's Shareholders (the "Special Meeting") to be held March 20, 1998, at 10:00 a.m. (local time), at the Cincinnati Marriott, 11320 Chester Road, Sharonville, Ohio 45246, and at any adjournment or adjournments thereof. The Special Meeting has been called to consider and vote on a proposal to approve an Agreement and Plan of Merger dated November 26, 1997, as amended (the "Merger Agreement"), pursuant to which Skyline Acquisition Corp. ("Acquisition Co."), a newly-formed, private Ohio corporation, organized by certain members of the Company's management and Fleet Venture Resources, Inc., a Rhode Island corporation, and certain of its affiliates ("Fleet"), will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. The Merger Agreement provides that upon effectiveness of the Merger, each outstanding share of the Company's no par value common stock ("Common Stock") (other than shares held by Acquisition Co. and shares held by shareholders who are entitled to and who have perfected their dissenters' rights) will be converted automatically into the right to receive $6.75 in cash payable to the holders thereof, without interest. The Company's Board is sending you these additional proxy solicitation materials to advise you of certain recent developments concerning the Company.

         The Company's Board of Directors received an unsolicited offer from Meritage Hospitality Group, Inc. ("Meritage"), a Michigan-based hotel and restaurant operator, dated February 18, 1998, to combine Skyline and Meritage in a merger or other transaction, in which Skyline's shareholders would purportedly have received (i) $5.75 in cash consideration per share of Skyline's Common Stock, plus (ii) $2.50 in Meritage common stock per share of Skyline's Common Stock (the "Meritage Proposal"). The Meritage Proposal did not describe any financing arrangements or the proposed timetable to closing, and was specifically conditioned upon the preparation of a definitive agreement setting forth normal and customary terms and upon obtaining the necessary approvals of shareholders and boards of directors. With respect to the Meritage Proposal, the Special Committee of the Company's Board preliminarily determined that on a proforma basis, the proposed merger of Meritage and Skyline would result in a combined company with significantly lower earnings and operating cash flow, greatly increased leverage, lower book value, reduced working capital and lower cash reserves. Nonetheless, the Special Committee authorized the Company's financial advisor, SunTrust Equitable Securities ("SunTrust Equitable"), to respond to Meritage and to request additional information to enable the Special Committee to thoroughly evaluate the Meritage Proposal.




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         The written response from SunTrust Equitable requested detailed information and clarification from Meritage to enable the Special Committee to reach a definitive conclusion regarding the Meritage Proposal, especially with regard to the securities being offered, including: (i) details on Meritage's financing arrangements and a copy of any financing commitment letter(s); (ii) a timetable for the proposed transaction through closing; (iii) financial projections for Meritage on a stand-alone basis, including the assumptions behind such projections; (iv) details on the proposed accounting treatment for the transaction including proforma combined financial projections for the combined entities and the assumptions supporting these financial projections;
(v) information on Meritage's willingness and ability to provide a non-refundable cash deposit in the amount of $1.5 million, representing the Break-Up Fee defined in the Merger Agreement that would be payable to Acquisition Co.; (vi) information on board representation following the closing of the proposed transaction; and (vii) a summary of the reasons why Meritage believed its proposal offered a superior alternative to Skyline's shareholders. The response from SunTrust Equitable also informed Meritage that despite Meritage's request that its proposal be kept confidential, the Company's Board had determined that the Company had an obligation to make complete and timely disclosure to its shareholders regarding these developments. On February 24, 1998, Meritage responded that it had decided to withdraw its proposal. Meritage did not provide any of the requested additional information regarding its proposal.

         Meritage made several unsolicited proposals to acquire the Company or a controlling interest in the Company during early 1997, including proposals which did not treat all of the Company's shareholders equally and proposals to acquire only a limited number of shares. Several of these proposals included consideration consisting of a combination of cash and Meritage securities. None of the Meritage proposals indicated a source of financing or provided any assurance of Meritage's ability to actually consummate a transaction. Furthermore, the Special Committee determined on March 10, 1997, following a presentation from SunTrust Equitable, that the value of Meritage securities was uncertain and the shares were likely to remain illiquid. At that time, the Special Committee concluded that the Meritage proposals were not in the best interests of the Company's shareholders, and that the Board should pursue the sale of the Company in an all cash, all shares transaction. See "Special Factors
- Background of the Merger" in the Proxy Statement. Meritage withdrew its earlier proposals in April 1997. The Company has not had any substantive contacts or negotiations with Meritage since that time.

         SunTrust Equitable advised the Special Committee and the Board that the most recent Meritage Proposal was identical in form and substance to a leveraged recapitalization of the Company, whereby Skyline would pay out a dividend of $5.75 per share in cash followed by a merger of Skyline with and into Meritage. The Special Committee and Board, with SunTrust Equitable's advice, previously rejected a leveraged recapitalization transaction as an alternative for enhancing shareholder value. See "Special Factors - Background of the Merger" and "Special Factors - Opinion of Equitable" in the Proxy Statement. In particular, SunTrust Equitable determined that such a transaction would provide a lower return for shareholders due to the limited debt capacity of the Company in the absence of new equity capital, the fact that a portion of the consideration paid to shareholders might be taxed as dividend income, the reduced earnings per share

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that would result from increased interest expense and the resulting lower share price which would further impact liquidity of the Common Stock. More importantly, in the opinion of SunTrust Equitable, there can be no assurance that the Company would be able to raise sufficient debt financing in the absence of an equity infusion to pay out the special dividend of $5.75 per share proposed by Meritage.

         In expressing their preliminary opposition to the Meritage Proposal and in continuing to recommend to the Company's shareholders that they approve the Merger Agreement with Fleet, the Board and the Special Committee considered the following additional factors:

         (i) Entering into discussions with Meritage would place the Merger with Acquisition Co. at risk, with no assurance or evidence that Meritage had the ability or desire to consummate an all cash transaction.

         (ii) Since the time of Meritage's first proposal to the Company on February 4, 1997, the market closing price of the shares of Meritage common stock have declined 74.4% from $5.375 on February 4, 1997 to $1.375 as of the close on February 26, 1998, giving Meritage a total equity market value of approximately $4.4 million. In response to the latest Meritage Proposal, the Special Committee also reviewed the recent financial performance of Meritage and noted that in Meritage's most recent public filing, on Form 8-K/A dated November 30, 1997, Meritage reported a consolidated pro forma net loss of $2,589,806 or ($0.81) per share including an extraordinary gain on disposal of assets of $1,200,702. The loss for the most recent twelve month period exceeded the loss for the prior year which totaled $1,925,570. The Special Committee also noted that Meritage has produced losses for the four most recent fiscal years totaling $6,591,640 (or $2.58 per share) including extraordinary gains on the disposal of assets. In addition, for the most recent period, Meritage's cash balances declined $842,241, shareholder equity declined 98.5% to $29,961, total debt stood at $22,655,077 and its debt-to-equity ratio rose to 756:1. Given these facts, the Special Committee believes that its previous decision to dismiss any proposal including Meritage securities has been validated by Meritage's recent financial performance and the stock price behavior of Meritage common shares.

         (iii) The transaction proposed by Meritage would have subjected the Company to Meritage's contingent liabilities. Based on its public filings, Meritage owns approximately 54% of the Wendy's of West Michigan Limited Partnership, which owns and operates certain Wendy's restaurants. Based on its public filings, Meritage, certain of its affiliates and its principal officers are currently defendants in a lawsuit (Case No. 97-05360-1B, Kent County, Michigan Circuit Court) brought by the former general partner and certain limited partners of the Wendy's Partnership seeking injunctive relief prohibiting Meritage from participating in the management of the Wendy's Partnership, unspecified damages for breach of contract, and

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                  unspecified damages for various business torts and
                  misrepresentation. In addition, based on its public filings, Meritage has failed to meet certain covenants contained in loan agreements with its primary lender, and has been forced to obtain waivers on covenant compliance and waivers on certain principal and interest payments.

         (iv) In the past, Wendy's International, Inc. has prohibited certain of its franchisees from becoming Skyline franchisees for competitive reasons. Meritage did not provide the Company with definitive evidence of consent from Wendy's for the proposed transaction.

         (v) The Board was informed that the Company's management and key employees continue to support the Merger with Fleet. The Board was concerned that pursuing the Meritage Proposal would have a deleterious impact on the Company's business and could have led to the loss of members of management and other key employees.

         (vi) The Board was aware that there was a strong negative reaction among the Company's franchisees in response to Meritage's previous unsolicited proposals.

         The Special Committee of Skyline's Board and the Board continue to believe that the Merger with Fleet is fair to and in the best interests of the Company's shareholders. The Special Committee and the Board believe that there is a substantial likelihood of completing the Merger with Fleet in a timely manner. All of the conditions to the Merger with Fleet relating to definitive documentation, due diligence and regulatory approval have been fulfilled. Fleet has the committed equity resources and the Company has obtained a bank financing commitment to fund the Merger. Subject to approval by the Company's shareholders at the Special Meeting, the Merger with Fleet would close on or about April 1, 1998. THE SPECIAL COMMITTEE AND THE BOARD CONTINUE TO RECOMMEND THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT. IF YOU HAVE NOT ALREADY DONE SO, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD TODAY. In the event that you have already returned your Proxy Card and wish to change your vote as a result of this additional information, please call D.F. King & Co., Inc., our proxy solicitation agent, toll-free at (800) 487-4870 or collect at
(212) 269- 5550, and you will be provided with another Proxy Card. Voting ballots will also be available at the Special Meeting.



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